Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: Up to $1,966,000	Dated as of February 17, 2019 Atlanta, Georgia

In connection with the Contribution (as defined below), Modern Media Acquisition Corp., a Delaware corporation (the “Maker”) hereby promises to pay to the order of Modern Media Sponsor, LLC, a Delaware limited liability company, or its registered assigns or successors in interest (the “Payee”) the principal sum of One Million Nine Hundred Sixty-Six Thousand Dollars ($1,966,000) or such lesser amount as shall have been loaned by Payee to Maker and shall remain unpaid (or not otherwise converted as provided for in Section 15) under this Note on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note. Certain terms used but not defined herein shall have the meaning given to such terms in the Maker’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”).

1. Principal. The entire unpaid principal balance of this Note (less any amounts converted as provided for in Section 15 hereof) shall be payable on the date on which Maker consummates its Business Combination (the “Maturity Date”). All or any portion of the principal balance may be prepaid without penalty at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Contribution to Trust Account.

(a) Payee has agreed, subject to Section 2(b) hereof, to contribute to Maker as a loan $0.0333 for each share of Maker’s common stock, par value $0.0001 per share (“Common Stock”) issued in the Offering that was not redeemed in connection with the February 13, 2019 amendment to the Charter for each monthly period (commencing on February 17, 2019 and through the 16th day of each subsequent calendar month), or portion thereof (on a prorated basis), until Maker consummates its Business Combination (the “Contribution”). Payee shall fund the Contribution by deposit to the Trust Account no later than the 27th day of each calendar month (each such deposit, to be set forth on the Contribution Deposit Schedule included as Annex A hereto, a “Contribution Deposit”); provided, however, that the maximum aggregate amount of Contribution Deposits shall not exceed One Million Nine Hundred Sixty-Six Thousand Dollars ($1,966,000). In connection therewith, Maker and Payee agree that the aggregate amount of Contribution Deposits made by Payee from time to time hereunder shall constitute the principal amount payable under this Note.

(b) Maker acknowledges and agrees that Payee may, in Payee’s sole discretion and by written notice to Maker, elect to cease making the Contribution; provided, however, that such election shall not relieve Payee of its obligation to fund the Contribution with respect to any monthly period or portion thereof ended prior to such election. If Payee so elects to cease making the Contribution, Payee shall have no obligation to fund the Contribution with respect to any monthly period or portion thereof occurring following the date of such election.

3. Interest. No interest shall accrue on the unpaid principal balance of this Note.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5. Events of Default. The following shall constitute an event of default (“Event of Default”) under this Note:

(a) Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 5(b) or 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9. Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever; provided, however, that if the Maker completes its Business Combination, the Maker shall repay the entire unpaid principal balance of the Note.

13. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that the foregoing shall not apply to an affiliate of the Payee who agrees to be bound by the terms of this Note.

15. Conversion.

(a) At the Payee’s option upon notice to the Maker, at any time prior to payment in full of the principal balance of this Note, the Payee may elect to convert all or any portion of the principal balance of this Note into a number of warrants (the “Warrants”) to purchase shares of Common Stock. Each $1.00 of such principal balance shall be converted into one (1) Warrant. Each Warrant shall have the same terms and conditions as the warrants issued by the Maker pursuant to the private placement, except that (i) the Warrants shall not be exercisable more than five years from the effective date of the Registration Statement, as described in Maker’s Registration Statement on Form S-1 (333-216546) and (ii) the Warrants, and the shares of Common Stock issuable upon exercise of the Warrants, shall be subject to certain additional restrictions on transfer, in accordance with Financial Industry Regulatory Authority Rule 5110(g)(1), as set forth under the terms of that certain letter agreement, dated as of May 17, 2017, by and among the Maker, the Payee and each of the Maker’s officers, directors and director nominees. The Warrants, the shares of the Common Stock of Maker underlying the Warrants and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization (the “Warrant Shares”), shall be entitled to the registration rights set forth in Section 16 hereof.

(b) Upon any complete or partial conversion of the principal amount of this Note, (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Warrants, (iii) Maker shall promptly deliver a new duly executed Note to the Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall deliver to Payee the Warrants, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and the Payee and applicable state and federal securities laws.

(c) The Payee shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Warrants upon conversion of this Note pursuant hereto; provided, however, that the Payee shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Payee in connection with any such conversion.

(d) The Warrants shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

16. Registration Rights.

(a) Reference is made to that certain Registration Rights Agreement between the Maker and the parties thereto, dated as of the date hereof (the “Registration Rights Agreement”).

(b) The holders (“Holders”) of the Warrants (or the Warrant Shares) and the Maker, as applicable, shall have such rights, duties and obligations set forth in the Registration Rights Agreement with respect to a Registrable Security (as defined in the Registration Rights Agreement).

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

MODERN MEDIA ACQUISITION CORP.

By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President and Chief Executive Officer